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                                                                    EXHIBIT 11.1


                               PHARMACYCLICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        COMPUTATION OF NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                                          Three Months
                                                                              Ended
                                                                          September 30,
                                                                     1997               1996
                                                                     ----               ----
Weighted average common shares outstanding                           10,117              8,552
                                                                    =======            =======
Weighted average common and
     common equivalent shares                                        10,117              8,552
                                                                    =======            =======
Net Loss                                                            $(2,655)           $(2,880)
                                                                    =======            =======
Net loss per share                                                  $ (0.26)           $ (0.34)
                                                                    =======            =======